Exhibit 10.10.4

Connecture, Inc.

18500 W. Corporate Drive

Suite 250

Brookfield, WI 53045

December 31, 2013

Mr. Douglas Schneider

136 N. Milwaukee Street

Apt 509

Milwaukee, WI 53202

Re:	Bonus Agreement

Dear Doug:

In consideration for your work for Connecture, Inc., a Delaware corporation (the “Company”), the Company will pay you a Bonus (as described below) upon the earliest Payment Event (as defined below) to occur after the date of this letter (the “Agreement”), subject to the conditions described herein, so long as you are continuously employed by the Company (or any controlled affiliate) or its successor from the date of this Agreement through the Payment Event. If your continuous employment with the Company (or any controlled affiliate) and its successor terminates for any reason before the Payment Event, you will forfeit any and all rights to the Bonus.

Subject to the terms of this Agreement, the Bonus will be paid to you upon the earliest to occur of the following payment events (“Payment Event”): (i) on or within 20 days after the closing of the first public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (“IPO”); provided, however if either the Company or the Company’s underwriters determine that payment of the Bonus on or within 20 days after the IPO may jeopardize the success of the IPO or subject the Company to other adverse consequences, the Bonus related to an IPO will be paid on October 1, 2014; (ii) on the closing of a Change of Control (“Change of Control”), as defined in the Connecture, Inc. 2010 Stock Incentive Plan, as may be amended from time to time (the “Plan”); (iii) on or within 20 days after the closing of an equity financing that results in gross proceeds to the Company of at least $20,000,000 (“Financing”); or (iv) October 1, 2014.

The amount of the Bonus will depend on which Payment Event triggers the right to payment as follows:

IPO	Change of Control	Financing	October 1, 2014
$1,300,000	$1,000,000	$1,000,000	$1,000,000

The Company will pay the Bonus to you in a single lump sum; provided, however, that if net sale proceeds payable upon a Change of Control are contingent, deferred, or conditional (i.e., escrowed or subject to any earn-out or similar arrangement), then a corresponding portion of the Bonus will be paid to you on the earlier of (x) the date on which such deferred portion is paid so long as you are continuously employed by the Company (or any controlled affiliate) or its successor from the date of this Agreement through such date, or (y) the date your employment is terminated by the Company (or any controlled affiliate) or its successor without Cause (as defined in the Plan). For purposes of this Agreement, an asset sale transaction will not be considered a termination of your employment if you are employed by the successor.

Notwithstanding anything to the contrary in this Agreement, if the Payment Event is October 1, 2014, the Company’s obligation to make any Bonus payment will be suspended to the extent and for so long as (x) the making of such Bonus payment would result in a violation or a breach of any covenant contained in any loan or other bona fide agreement to which the Company or any of its subsidiaries is a party or (y) the Company and its subsidiaries do not have a sufficient amount of cash to support the working capital needs of its business, as determined by the Company’s board of directors in its sole discretion, and, in each case, subject to Section 409A of the Code and the Treasury Regulations thereunder; provided, however, that, with respect to any suspended Bonus payment, if at any time after such suspension the conditions in clause (x) and (y) above are both no longer present, then the Company shall make such Bonus payment within 5 business days thereafter.

The Bonus may be paid in cash or in kind, or in some combination thereof, as determined by the Company in its sole discretion.

All payments under this Agreement will be subject to all applicable tax withholdings. Notwithstanding anything in this Agreement to the contrary, in the event that any portion of any payment to you under this Agreement or otherwise may become subject to the excise tax under Section 4999 of the Internal Revenue Code (the “Code”) or may be nondeductible to the Company (or any affiliate) or its successor under Section 280G of the Code, payment of those amounts shall be contingent upon the Company obtaining the approval of Company stockholders as provided in Section 280G of the Code and the Treasury Regulations thereunder, and the Company is under no obligation to seek such approval. If such stockholder approval is not obtained, then the portion of the payment under this Agreement that would otherwise cause any amount to be nondeductible to the Company or its successor under Section 280G of the Code shall be forfeited and you will have no further claim of right to such amount.

This Agreement contains the entire understanding of the Company and you with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral. This Agreement may be amended or otherwise modified only by a written instrument signed by both the Company and you. This Agreement and the rights hereunder will be governed by and construed in all respects in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. You are not permitted to assign this Agreement or any of your rights hereunder to any other party.

You acknowledge that you are an employee “at-will” and the Company may terminate your employment at any time for any reason, with or without cause. You agree that you will sign a release of claims in favor of the Company and its affiliates no later than the date of the first scheduled payment of the Bonus, and no Bonus will be paid if you do not sign the release by that date. Upon payment of the Bonus, or any earlier dissolution or wind-down of the Company, this Agreement will be cancelled and of no further effect.

The payments under this Agreement are intended to be exempt from application of Section 409A of the Code. The Company does not guarantee any particular tax treatment of the compensation arrangement in this Agreement.

This Agreement may be executed in counterparts which together shall be deemed to constitute one instrument.

Please acknowledge your agreement to the foregoing by countersigning this Agreement in the space provided below.

Connecture, Inc.

By:	/s/ James Purko
Name:	James Purko
Title:	CFO

Acknowledged and agreed:

/s/ Robert Douglas Schneider
Douglas Schneider

[Signature Page to Bonus Agreement]